Exhibit 99.1

NEWS FROM

PRECISION CASTPARTS CORP.

4650 S. W. Macadam Ave.	CONTACT	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-480	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS SIGNIFICANT

 YEAR-OVER-YEAR GROWTH IN FIRST QUARTER

 FISCAL 2006 FINANCIAL RESULTS

PORTLAND, Oregon — July 19, 2006 — Vigorous aerospace and industrial gas turbine (IGT) aftermarket sales in the first quarter of fiscal 2006, amplified by steady aerospace OEM growth and further market share gains, drove Precision Castparts Corp. (NYSE:PCP) to achieve significant year-over-year improvement in sales, net income, and earnings per share.

First Quarter FY2006 Financial Highlights

Precision Castparts Corp. reported first quarter fiscal 2006 sales of $854.6 million, a 27.9 percent increase over sales of $668.1 million in the first quarter of last year.  Net income from continuing operations grew from $50.5 million in the first quarter of fiscal 2005 to $77.7 million this year, resulting in earnings per share of $1.15 (diluted, based on 67.4 million shares outstanding), a 49.4 percent improvement over last year’s earnings per share of $0.77 (diluted, based on 65.8 million shares outstanding).

Business Highlights

Investment Cast Products: Fueled by growing aftermarket demand and increasing OEM build schedules, Investment Cast Products sales were $387.3 million in the first quarter of fiscal 2006, an increase of 27.7 percent over sales of

$303.4 million during the same period last year. Year-over year operating income grew by 35.6 percent, from $55.0 million in the first quarter of 2005 to $74.6 million this year.  Strong sales in the segment were driven by a number of factors, including aggressive IGT aftermarket growth; continued, year-over-year gains in the aerospace aftermarket; and rapidly escalating production of new Airbus and Boeing aircraft with significantly higher PCC dollar content.  Both the increased volume and operational efficiencies yielded margin improvements during the quarter.

Forged Products: Similar market dynamics drove Forged Products sales.  Segment sales increased from $145.1 million in the first quarter of fiscal 2005 to sales of $204.0 million this year, of which $21.0 million was metal pass-through. Operating income was also up year over year, from $18.4 million last year to operating income of $22.8 million in the first quarter of fiscal 2006.  In addition to the surging demand for commercial aerospace OEM and aftermarket forgings, the seamless, extruded pipe market continues to expand.  At the end of the first quarter, firm backlog stood at $250 million, and the combined Houston, Texas, and Livingston, Scotland, extrusion facilities have nearly doubled monthly shipments from this time last year.  During the quarter, pipe sales actively expanded into Asian markets beyond China, with deliveries to Korea and a new contract award in Japan.  Also contributing to top-line growth were aerospace market share gains on development and production military platforms.

Fastener Products: Vigorous aerospace OEM and replacement activity, boosted by continued market share gains, spurred Fastener Products sales in the first quarter of fiscal 2006.  The Fastener Products segment reported sales of $202.6 million, compared with $164.1 million in the first quarter of last year.  These sales included Air Industries Corporation’s (AIC) first full quarter of operations.  The segment’s operating income was $31.1 million in the first quarter of 2006, versus $16.6 million last year.  As Fastener Products enters its second year as part of Precision Castparts, there continue to be opportunities for both margin improvement and market penetration in the base business, with AIC providing an additional catalyst for both top- and bottom-line growth.

Industrial Products: Continued growth within well-defined market niches proved key to Industrial Products’ sales improvement in the first quarter of fiscal 2006.  First quarter segment sales were $60.7 million, compared to sales of $55.5 million last year, while operating income was $11.7 million, versus $9.3 million in the first quarter of fiscal 2005, with operating margins improving year over year from 16.8 percent last year to 19.3 percent in the first quarter of fiscal 2006.  The four businesses in this segment continue to capture market share with their highly engineered products and specialized processes, while improving productivity and increasing throughput.

“Over the past few years, we have strategically built a solid platform for long-term growth,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp.  “Our company is now extremely well-positioned for additional upside in our major end markets, and the opportunities for further growth are real and near at hand.

“The IGT aftermarket has been a primary growth driver over the past several quarters,” Donegan said.  “We are currently adding capacity in Ohio and Oregon to address significant IGT schedule increases.  In addition, the build rates for aerospace replacement and OEM requirements are steadily climbing, and we are ramping up production to support these accelerated schedules as well.

“Sales growth without profitability is meaningless, however,” Donegan continued.  “We continue to find opportunities to improve productivity and to reduce our costs quarter after quarter in all of our operations, with Fastener Products providing abundant running room for future improvements.  The addition of AIC will help to take Fastener Products to unprecedented levels of operational performance, and the segment continues to be our primary focus for further acquisition opportunities.

“As we stated at year-end, our business outlook shows steady sales and earnings improvement quarter after quarter for the foreseeable future,” said Donegan.  “We are clearly focused on continued internal growth and on the strategic acquisition of businesses that strongly complement our core competencies.  Throughout our operations worldwide, we remain committed to leveraging each incremental sales dollar and finding additional avenues for profitable growth.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products.  It serves the aerospace, power generation, automotive, and general industrial and other markets.  PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement.  Any forward-looking statements should be considered in light of these factors.  The Company undertakes no obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website — http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS(1)

(In millions, except per share data)

	(unaudited)
	Three Months Ended
	July 3,	June 27,
	2005	2004
Net sales	$854.6	$668.1
Cost of goods sold	662.3	519.0
Selling and administrative expenses	63.8	58.6
Interest expense, net	10.6	14.6
Income before income taxes and minority interest	117.9	75.9
Provision for income taxes	39.9	24.9
Minority interest in net earnings of consolidated entities	(0.3)	(0.5)
Net income from continuing operations	77.7	50.5
Net (loss) income from discontinued operations	(0.3)	3.1
Net income	$77.4	$53.6

Net income per share from continuing operations - basic	$1.17	$0.78
Net income per share from discontinued operations - basic	—	0.05
	$1.17	$0.83

Net income per share from continuing operations - diluted	$1.15	$0.77
Net income per share from discontinued operations - diluted	—	0.04
	$1.15	$0.81

Average common shares outstanding:
Basic	66.2	64.7
Diluted	67.4	65.8

	(unaudited)
	Three Months Ended
	July 3,	June 27,
	2005	2004
Sales by Segment
Investment Cast Products	$387.3	$303.4
Forged Products	204.0	145.1
Fastener Products	202.6	164.1
Industrial Products	60.7	55.5
Total	$854.6	$668.1

Operating Income (Loss) by Segment (2)
Investment Cast Products	$74.6	$55.0
Forged Products	22.8	18.4
Fastener Products	31.1	16.6
Industrial Products	11.7	9.3
Corporate expense	(11.7)	(8.8)
Consolidated segment operating income	128.5	90.5
Interest expense, net	10.6	14.6
Income before income taxes and minority interest	$117.9	$75.9

(1)       Reported results for the three months ended June 27, 2004 have been restated for discontinued operations.

(2)       Operating income represents earnings before interest and income taxes.